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Explanatory Note:  The following is a transcript of an investor call / webcast held by KLX regarding, among other things, the creation of KLX Energy Services Holdings, Inc. and the sale of Aerospace Solutions Group to Boeing, held on May 1, 2018.

Client Id: 77 THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT KLXI - KLX Inc To Discuss The Creation of KLX Energy Services Holdings, Inc. And The Sale of Aerospace Solutions Group to Boeing Co M&A Call EVENT DATE/TIME: MAY 01, 2018 / 12:00PM GMT THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 MAY 01, 2018 / 12:00PM, KLXI - KLX Inc To Discuss The Creation of KLX Energy Services Holdings, Inc. And The Sale of Aerospace Solutions Group to Boeing Co M&A Call CORPORATE PARTICIPANTS Amin J. Khoury KLX Inc. - Chairman & CEO Michael F. Senft KLX Inc. - VP & CFO Michael Perlman KLX Inc. - Director of IR Thomas P. McCaffrey KLX Inc. - President & COO CONFERENCE CALL PARTICIPANTS G. Anthony Bancroft Gautam J. Khanna Cowen and Company, LLC, Research Division - MD and Senior Analyst Krishna Sinha Vertical Research Partners, LLC - Analyst Ronald Jay Epstein BofA Merrill Lynch, Research Division - Industry Analyst PRESENTATION Operator Good morning. My name is Deanna, and I'll be your conference facilitator today. At this time, I'd like to welcome everyone to the KLX Conference Call. As a reminder, ladies and gentlemen, this conference is being recorded this date, May 1, 2018. I'd now like to introduce KLX's Director of Investor Relations, Michael Perlman. Mr. Perlman, you may begin your conference. Michael Perlman - KLX Inc. - Director of IR Thank you, Deanna. Good morning, and thank you for joining us. Today, we are here to discuss the press release that we issued earlier this morning regarding the sale of our Aerospace Solutions Group (inaudible) an all-cash transaction and spinoff of our Energy Services Group business to KLX shareholders. Copy of the news release is also posted on our website, in case you haven't seen it. Joining us for the call this morning, Amin Khoury, Chairman and Chief Executive Officer of KLX; Tom McCaffrey, President and Chief Operating Officer; Mike Senft, Vice President and Chief Financial Officer. For today's call, we prepared a few slides to help you follow our discussion. You can find our presentation on the Investor Relations page of the KLX website at klx.com. These forward looking statements that we make are subject to risks and uncertainties. And as always, in our prepared remarks and responses to your questions, you will rely on the safe harbor exemptions under the various securities acts, our safe harbor statement in the company's filings with the Securities and Exchange Commission, a disclosure language on Slide 18 and 19 of this presentation. We will address questions following our prepared remarks. That time, the operator will provide the Q&A instruction. (Operator Instructions) Now I'll turn the call over to Amin Khoury. Amin J. Khoury - KLX Inc. - Chairman & CEO Thank you, Michael, and good morning, everyone. I'm pleased to announce today the successful completion of the evaluation of strategic alternatives process, which we publicly announced on December 22, 2017. We believe the outcome of this process will result in the achievement of maximum value for our shareholders and positions our employees, our customers and our suppliers at both our Aerospace Solutions Group and our Energy Services Group businesses for continued success in the years to come. I will refer to these businesses as ASG and ESG, respectively, for the rest of the discussion. 2 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 MAY 01, 2018 / 12:00PM, KLXI - KLX Inc To Discuss The Creation of KLX Energy Services Holdings, Inc. And The Sale of Aerospace Solutions Group to Boeing Co M&A Call As we announced in our press release earlier this morning, we have agreed to sell our ASG business to the Boeing Corporation in all-cash transaction with the sale of 100% of the shares of KLX Inc. KLX shareholders will receive $63 per share in cash for each KLX share and the Boeing Corporation will assume the net debt of KLX at the time of closing. This represents an aggregate purchase price for our ASG business of $4.25 billion, including the assumption of $995 million of net debt. This transaction values ASG at a multiple 15.7x 2017 EBITDA and 14.3x estimated 2018 adjusted EBITDA. Board of Directors and management of KLX are pleased to deliver to our shareholders a transaction which represents full value for the ASG business. In addition to this cash payment, before the closing of the sale of the ASG business, KLX will distribute shares of a newly formed company to each shareholder of KLXI, representing ownership in a new stand-alone public company called KLX Energy Services Holdings or KLXE, which will be comprised of our ESG business. This spinoff will enable our existing KLX shareholders to participate in the rapidly increasing value of our ESG business. KLX Energy Services is expected to be initially capitalized $50 million of cash, no funded debt and an undrawn credit facility, which are intended to provide a conservative capital structure from which KLX Energy Services would be able to grow its business and realize its potential. Spinoff will be taxable to existing KLXI shareholders. As outlined in our press release, the sale to Boeing is subject to KLX shareholder approval, the completion of the spinoff transaction and regulatory approvals. The Energy Services Group spinoff is subject to certain customary closing conditions, including the declaration of effectiveness or registration statement we expect to file with the SEC and implementation of intercompany transition agreements to support the separation of the 2 businesses. The company currently expects that the spinoff will occur during the third quarter of 2018. Please turn to Slide 3. Total enterprise value resulting from the cash purchase price of $63 per share is $4.256 billion, as previously mentioned, resulting in transaction multiples of 15x 2017 trailing EBITDA and 14.3x forward 2018 EBITDA. These multiples represent top decile comparisons to other transaction multiples paid for acquisitions in the aerospace sector over the past 3-year, 5-year and 10-year periods and reflect both the strong performance of our ASG business since our spinoff from B/E Aerospace in 2014 and the strength of ASG's future outlook. I will now turn to the value proposition inherent in our decision to pursue a spinoff of our ESG business. Please turn to Slide 4. During the course of the company's review of strategic alternatives, it became apparent that the performance of our energy service business was accelerating and would, in fact, significantly exceed the guidance we have provided only months earlier. While we met with numerous parties interested in buying the business, none was prepared to pay what management and the Board of Directors felt would come close to fairly reflecting true intrinsic value of the business given its pure leading growth rate and superior margins. Ultimately, it became clear that the upside in the ESG business could best be captured by pursuing a spinoff of the business through existing KLX shareholders. As an independent publicly traded company, KLX Energy Services will enable shareholders to fully participate in the business momentum our ESG platform has begun to capture through our differentiated services and tightly coordinated geographic region product line maintenance --product line matrix management structure. We believe as the onshore U.S. oilfield services market continues to grow, it will be significant opportunity to capitalize on our operating strengths, grow market share, use our public company currency and access to the capital markets to attract and incentivize the best industry talent and to pursue sector consolidation that would enhance the services we provide our customers. Please turn to Slide 5. Major endorsement of management's views on the value upside in the ESG business as a freestanding public company is represented by the decision of KLX management continue as executive management of KLX Energy Services. Tom McCaffrey and I have agreed to continue on as the executive leadership of KLX Energy Services. I will become Chairman and the Chief Executive Officer of KLX Energy Services, while Tom will become Senior Vice President and Chief Financial Officer. It is significant to note that both Tom and I have agreed to forgo any cash compensation for our roles of leading the new public Energy Services Group and will instead receive an initial grant of stock that will totally align our interest with those of the ongoing shareholders at KLX Energy Services. We will be joined in the senior leadership of KLX Energy by Gary Roberts, the current Vice President and General Manager of ESG. Gary has been a key member of the management team since 2014 and plays an active day-to-day role leading the incumbent operating team who remain intact are strongly supportive of the spinoff and are excited about our prospect. As many of you are aware, our ESG business was formed from 7 acquisitions completed over the 2013-2014 time period. Each of the acquisitions brought specific mission-critical value-added service capabilities to the group as well as strength in at least 1 of the 6 major hydrocarbon-producing geographic regions of the onshore U.S. market --excluding California that is. Once the acquisitions were closed, we completely integrated the 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 MAY 01, 2018 / 12:00PM, KLXI - KLX Inc To Discuss The Creation of KLX Energy Services Holdings, Inc. And The Sale of Aerospace Solutions Group to Boeing Co M&A Call acquired businesses, including implementation of common financial reporting systems, IT systems, operational systems, reporting and HSE management systems, just as we had done at B/E Aerospace --just as we had done in building the Aerospace Solutions Business at KLX. In addition, we reorganized the platform by implementing a matrix management organization that would ensure that all services were offered to our customers in all of our operating regions with company-wide best practices in place to ensure industry-leading customer service. Today, ESG offers comprehensive service capabilities for our customers' needs, whether in completion, production or well intervention in all of the geographic regions within which we operate. ESG has a leading presence in the Permian, North Dakota, Wyoming and Colorado and the Northeast. We have rapidly growing business in the MidCon and targeted operations at Eagle Ford. In each region, ESG provides a broad range of completion, production and interventional services. ESG's peer-leading growth rate and superior margins reflect the differentiation quality and breadth of our services. We support our technicians in the field with an active in-house R&D function that has resulted in 7 registered patents and 21 proprietary tools, which help further differentiate our service offerings to our customers and support our superior margins. Please turn to Slide 7. Many of you are familiar with predecessor companies to KLX, bi-founded in 1987, along with my brother Bob. During that first year, we generated only $3 million in sales. The company was generating about $25 million in sales when Tom joined me in 1993. And together, we purchased and integrated a number of businesses as we built the company into the world leader in aircraft cabin interior equipment. (inaudible) B/E sale to Rockwell Collins last year for $8.6 billion. That's the most important message embedded in this success, is the integration and intensive management that was required, perhaps the business that delivered the best equipment and service to our customers. From a desperate set of businesses, Tom and I and the team we assembled at B/E proved we could execute at the highest levels under the most exacting requirements of our customers. We began to build our ASG business in 2001 under much of the same constructs. Single acquisition to establish a foothold, originally solely as an aftermarket supplier of aftermarket fasteners. Over the succeeding 15 years, we again acquired and integrated a succession of 8 additional companies, expanding both into the original equipment aerospace manufacturers and adding new products and geographies to both broaden and deepen our business. As with B/E, we drove a unified approach to creating a single market-facing business, which commands superior margins and is widely recognized for its industry-leading customer service. With the sale of our ASG business to the Boeing Corporation for $4.2 billion at a first-tier valuation, we have again proven that the value of a disciplined, formed approach (inaudible) a market through acquisition of each private businesses and then melding and integrating them completely into a top-flight competitor. The same focus on acquiring, disassembling and then rebuilding desperate businesses has applied in the evolution of our ESG business. We have endeavored to create a next-generation oilfield services company in terms of management controls, processes and metrics and have driven these processes down through the operating management. We are discreetly targeting services that are mission-critical to our customers, where the cost of service is modest in the context of overall well expenditures, but for which the cost of failure is high. As a result, success brings with it high margins, leveraged to be a price leader in a strengthening business environment and a growing recognition of our brand name on a national basis. We firmly believe that the recent trajectory of our financial results is exceptional for a 3-year old company, which has a great future with KLX Energy Services. Please turn to Slide 8. Genesis of our ESG business was the acquisition of 7 regional businesses, none of which had either the needed the breadth of services or the multi-region coverage of the current integrated business. Collapse of the energy markets in 2015 proved timely in the sense that it provided the opportunity to accelerate the rationalization of the 7 businesses, make them more efficient and to implement best practices and comprehensive capability across all of our regions, in our entire customer base and enable us to hire more than 100 outstanding technical personnel. The evolution of KLX Energy Services is apparent from this slide and inception of the 7 acquisitions, the acquired companies were regional businesses with 1 or 2 service offering. Perhaps the most important initiative we undertook in the early days after acquiring the 7 companies was to align our services, our people and our assets across all our geographic regions of operation. We established a management organization structure where each region manager was able to offer a complete suite of services, supported by product line experts where we could drive asset utilization and best practices across the organization, service by service, while offering our customers discrete, comprehensive and differentiated services at the highest industry standard. At the same time, we embarked on a rebranding of the 7 businesses into a single brand, KLX Energy Services, and aggressively solicited new customers across our geographic footprint. As a result of the superior value proposition we've presented to prospective 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 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Client Id: 77 MAY 01, 2018 / 12:00PM, KLXI - KLX Inc To Discuss The Creation of KLX Energy Services Holdings, Inc. And The Sale of Aerospace Solutions Group to Boeing Co M&A Call new customers, we were able to grow our master service agreements, essentially the right to do business with these new customers from roughly 400 MSAs in January 2016 to well over 1,000 today. Slide 9 summarizes the points that have been made. KLX Energy Services is now well positioned by peer-leading revenue growth, superior margins, strong cash flow and increasing market share across its business platform. We now have presence across all the major U.S. onshore energy-producing regions except California. We are definitely technology driven, differentiated proprietary services and products supported by a rich intellectual property portfolio. That is what is driving our peer-leading revenue growth rate and superior margins. Customer service folks --focus leads to deeply entrenched relationships with our blue-chip customer base. We are now well positioned to capitalize on the end market's recovery and capture share from the resulting investments made in the downturn. Turn to Slide 10. ESG's geographic footprint covers all the major oil and gas-producing basins on the onshore U.S. market with the exception of California. Importantly, while there is profit and loss accountability at the regional level, asset utilization is managed across the organization as is our service and product line expertise. While we have assets and people dedicated to each region and the particular needs of the geology and customers therein, manage our business across these regions, we assure both optimal asset utilization, supply chain and operational knowledge and best practices. This also gives us the scale to support our robust in-house R&D activity, which has resulted in 7 patents and 21 proprietary tools. Turn to Slide 11. KLX Energy Services provides a complementary suite of mission-critical and high value-added services to our customers. These services are modest in terms of cost to our customers that have a high cost of failure so the quality of execution driven by these excellent technicians and proprietary tools is crucial to the outcome. Unlike most of our competitors in each of these services who are more limited in their regional footprint, we do not offer all services in all market. KLX Energy Services provides a big company-type partner to our customer, standardized technical practices that drive down nonproductive time and first to your health, safety and environmental practices that appeal to larger, more demanding clients as well as regional oil and gas producers. Please turn to Slide 12. The phrase value proposition is broadly applied across industry in today's [economy] as customers and businesses strive to increase efficiency and drive down cost. As you've been hearing, we believe the ESG value proposition for our customers differentiates us from our competition. Bigger than our regional competitors and offer a broader range of services, supported by one of the youngest asset fleet in the industry, productive in-house R&D [organization]. On the other hand, we're most focused in the multinational. Our focus on best-in-class is supported by the top technicians in the field, best equipment and innovative R&D capability that is directly tied to the businesses and works on real-time improvements and solutions. As a result, we believe KLX Energy Services offers our customers superior outcomes, lower NPT on a 24/7 basis by balancing local market knowledge and relationships with critical mass at a national-scale platform. Please turn to the next slide. Displayed on this slide is a sample of some of the leading oil and gas producers with whom we have strong customer relationships. KLX Energy Services seems to be both a multi-market partner for our larger customers who operate in several regions and the service provider of choice for local oil and gas producers in each of our geographic regions. Turn to Slide 14. I've noted the importance of KLX Energy Services' in-house R&D effort, where our competitive advantage is providing superior solutions for our customers, driving superior revenue growth, market share expansion and peer-leading margins. This capability is managed on a coordinated basis with substantial input from our over 800 field specialists to ensure that the focus remains on real-time improvements to our service that are incremental and can enhance our reputation in the KLX brand. Result has been 7 registered patents, 27 patents pending, 21 proprietary tools that our customers are increasingly demanding. Turn to the next slide. As a result of the increasing trajectory of KLX Energy Services performance and outlook, since we provided 2018 guidance, we are raising our guidance for 2018 significantly. Revenues in 2018 are projected to grow approximately $500 million, representing an increase of 55% from actual 2017. EBITDA, adjusted to exclude onetime expenses associated with the strategic review and spinoff transaction, is expected to reach approximately $110 million, an increase of over 300% compared with 2017. Peer-leading growth rate and superior margins reflect differentiation afforded by our successful R&D initiatives, quality and depth of experience of our technical personnel and inherent operating leverage. Now I will now turn the call over to Michael for Q&A. 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. 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Client Id: 77 MAY 01, 2018 / 12:00PM, KLXI - KLX Inc To Discuss The Creation of KLX Energy Services Holdings, Inc. And The Sale of Aerospace Solutions Group to Boeing Co M&A Call Michael Perlman - KLX Inc. - Director of IR Deanna, will you open up the line? QUESTIONS AND ANSWERS Operator (Operator Instructions) It looks like our first question comes from Gautam Khanna from Cowen and Company. Gautam J. Khanna - Cowen and Company, LLC, Research Division - MD and Senior Analyst Guys, I was wondering if you could elaborate on the cash tax rate that KLXE will have. I remember you had a lot of --you had a much lower tax cash rate at KLXI. And first, you could start with that. And then also just unclear of the tax implications afflicted, the tax basis of ASG in the sale, I just wondered, how does that factor in, if at all? Michael F. Senft - KLX Inc. - VP & CFO Gautam, it's Mike. Again, as to the cash tax rate on the ongoing business of KLXE, we do have substantial tax shield in the form of tax-deductible goodwill that we will be able to utilize for at least the next 12 years. So we would expect our cash tax rate to be substantially below the corporate tax rate for that period of time. In addition, our ability to deduct capital expenditures will further enable us to drive down that tax rate. We do not have a current projected tax rate for this year because the business is moving so quickly with regard to the net cash earnings, but we would expect to be able to provide some guidance on that at some point. Thomas P. McCaffrey - KLX Inc. - President & COO Gautam, it's Tom. With respect to the taxable nature of the spin, both the sale of KLX/ASG to Boeing for cash and the spinoff of ESG are expected to be taxable transactions to the shareholders. If the KLX Energy Services market value at the time of the separation is greater than its tax basis, KLX would incur a tax liability. KLX energy tax --Energy Services tax basis adjusted for the $50 million initial contribution from KLX will be approximately $600 million. So if the market value is above $600 million, it would be taxable to KLX and (inaudible). Operator We'll take our next question from Tony Bancroft with GAMCO. G. Anthony Bancroft Just quickly wanted to understand the CapEx on the maintenance and growth for KLXE? Michael F. Senft - KLX Inc. - VP & CFO Tony, it's Mike Senft. Our CapEx is broken into 2 pieces. Our maintenance CapEx is quite modest. It roughly approximates depreciation. Our growth CapEx is obviously discretionary to where we see opportunity to put assets to work. We currently see substantial opportunity to get incremental returns, targeting a payback of well less than 3 years on most of the investments we're making right now. So our growth CapEx for this year is 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 MAY 01, 2018 / 12:00PM, KLXI - KLX Inc To Discuss The Creation of KLX Energy Services Holdings, Inc. And The Sale of Aerospace Solutions Group to Boeing Co M&A Call currently targeted at just below $90 million, although that will continue to evolve through the rest of the year. For the following year, we'll continue to evaluate where opportunities allow us to put money to work. G. Anthony Bancroft Got it. And then for... Michael F. Senft - KLX Inc. - VP & CFO That's total CapEx, growth plus maintenance. I'm sorry, Tony. Amin J. Khoury - KLX Inc. - Chairman & CEO About $40 million of maintenance CapEx and the balance is growth. G. Anthony Bancroft Got it, understood. And then for leverage comfort, I may have missed it. And do you --are you --do you have a leverage sort of comfort level that you're looking at? Michael F. Senft - KLX Inc. - VP & CFO Well, when the company is spun, it'll be spun with no undrawn debt --no drawn debt, I'm sorry, no drawn debt. So that $50 million initial capitalization, $50 million in cash of initial capitalization. We will put a credit facility in place, will be undrawn at the time of the spin and we expect to be cash flow positive in the second half of this year. G. Anthony Bancroft Okay. And then, I guess, lastly, would there be a road show for the KLXE business at all? Is there anything like that? Amin J. Khoury - KLX Inc. - Chairman & CEO We haven't really planned a definitive road show, but we will certainly do something prior to the spin. We are in the process of preparing the Form 10 as we speak. We hope to be able to file something within the next 30 days or so. We are hopeful that the spin will actually occur in third quarter, sort of roughly 4 months from now. And we do plan to be out talking with shareholders between now and that time. Operator We'll hear next from Ronald Epstein with Bank of America Merrill Lynch. Ronald Jay Epstein - BofA Merrill Lynch, Research Division - Industry Analyst Just a quick question. After the transaction, does the clause you had with Honeywell, maybe not a clause, but the deal you had with Honeywell where you had exclusive --exclusivity on certain SKUs in the ASG business, with a change in control, does that stay in place? 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 MAY 01, 2018 / 12:00PM, KLXI - KLX Inc To Discuss The Creation of KLX Energy Services Holdings, Inc. And The Sale of Aerospace Solutions Group to Boeing Co M&A Call Amin J. Khoury - KLX Inc. - Chairman & CEO Yes. Operator We'll take our next question from Krishna Sinha with Vertical Research Partners. Krishna Sinha - Vertical Research Partners, LLC - Analyst I'm just curious on, can you tell us what the percentage of ASG sales was direct to Airbus? Amin J. Khoury - KLX Inc. - Chairman & CEO Very small, very, very small. Krishna Sinha - Vertical Research Partners, LLC - Analyst And is there any indication from Boeing on what they plan to do with that if they plan to maintain that or roll that up? Amin J. Khoury - KLX Inc. - Chairman & CEO No. My guess is that given the quality of the service that we provide, that Airbus will continue to be pleased to accept those services, I mean, really superior with various awards for best-in-class service. And we've got a wonderful reputation, strong relationship with the folks at Airbus. And my guess is that they will continue to --that Boeing will continue to provide that quality of service. Not a lot of revenue, but it is important to Airbus because of the service that we provide and the fact that they never have a disruption in service because of our close relationship. Operator We'll take a follow-up question from Tony Bancroft with GAMCO Investors, Inc. G. Anthony Bancroft Sorry, just one more question. Last question, spare it one for me for --maybe again I missed this, but just for regulatory and closing, is there any issues with --you guys are seeing that may come up, regulatory concerns? Amin J. Khoury - KLX Inc. - Chairman & CEO Obviously, the transaction with the Boeing Corporation will be subject to Hart-Scott-Rodino review. And that would be the most important regulatory (inaudible) that's required. We expect that, that will be received, and we've analyzed it together with Boeing, the single most important regulatory issue that we would have to address. Also, the transaction with Boeing is subject to and conditioned upon the buy or spinoff of the ASG business or the sale of ESG business, either 1, separation of the 2 businesses. Those are the 2 main factors that have to be considered in actually consummating the transaction with the Boeing Corporation. With respect to the spinoff of ESG, the SEC declaring effective registration statement is the most important impediment to actually getting the transaction done. And of course, we have to organize the intercompany agreements to be able to separate the 2 businesses, which is pretty simple as these 2 business have been run potentially totally independently of one another. 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 MAY 01, 2018 / 12:00PM, KLXI - KLX Inc To Discuss The Creation of KLX Energy Services Holdings, Inc. And The Sale of Aerospace Solutions Group to Boeing Co M&A Call Michael F. Senft - KLX Inc. - VP & CFO Tony, it's Mike Senft. I would just note as well that the spinoff is something that can be done all the way up to and/or immediately prior to the closing of the sale of the ASG business. So we have the latitude to time the spinoff to optimize the value to both our shareholders and to the Boeing Corporation as they close on the transaction. We don't have any particular threshold, but we are very focused on, if we can, getting ESG as a separate standing business as soon as reasonably possible. Operator At this time, I'd like to turn it back to our speakers for closing remarks. Amin J. Khoury - KLX Inc. - Chairman & CEO I want to thank all of you for participating in the call today. We are excited about our future prospects. We are going to continue to work partnership with the Boeing Corporation to deliver to Boeing an outstanding business and significant and sufficient continuity to make the ASG employees and customers as pleased and appreciative of our past cooperation as we can. So we thank you very much for joining the call this morning, and we look forward to speaking with you in the future. Operator This concludes today's conference call. Thank you again for attending, and have a good day. 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. DISCLAIMER Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2018, Thomson Reuters. All Rights Reserved.